Exhibit (a)(1)(A)

AXS-ONE INC.

OFFER TO EXCHANGE ALL OUTSTANDING OPTIONS UNDER THE

AXS-ONE INC. 1995 STOCK OPTION PLAN,

AXS-ONE INC. 1998 STOCK OPTION PLAN AND

AXS-ONE INC. 2005 STOCK INCENTIVE PLAN

TO PURCHASE COMMON STOCK

HELD BY CERTAIN EMPLOYEE OPTION HOLDERS

The offer and withdrawal rights expire

at 5:00 p.m., New York time, on March 3, 2008
unless the offer is extended.

AXS-One Inc. is offering to exchange for new options all outstanding options to purchase shares of our common stock granted under the AXS-One Inc. 1995 Stock Option Plan (the “1995 Plan”), AXS-One Inc. 1998 Stock Option Plan (the “1998 Plan”) and AXS-One Inc. 2005 Stock Incentive Plan (the “2005 Plan”) that are held by option holders who are our employees on the date of the tender of the option and through the date of the grant of the new options. Those option holders who are members of the board of directors, as well as the Chief Executive Officer of AXS-One Inc. are not eligible to participate in this tender offer. Options that are properly tendered and accepted will be canceled and exchanged for new options under the applicable plan (except that those options originally granted under the 1995 Plan will be exchanged for new options granted under the 1998 Plan) as described in greater detail below. We are making this offer upon the terms and subject to the conditions set forth in this offer to exchange, the related letter of transmittal and the related notice to withdraw tender (which together, as they may be amended, constitute the “offer”).

The number of shares of common stock subject to new options to be granted to each option holder will be equal to one-half of the number of shares subject to the options tendered by you and accepted for exchange. We will grant the new options on or about the first business day following the date we cancel the options accepted for exchange. All tendered options that are accepted by us through the offer will be canceled as soon as practicable after the date the offer ends. The offer is currently expected to expire on March 3, 2008 and we expect to cancel options on March 4, 2008, or as soon as possible thereafter. According to this schedule, we expect to grant new options on or about March 5, 2008.

You may only tender full option grants. If you choose to tender an option, you must tender the option with respect to all of the shares, whether or not vested, that are subject to that option. Partial tenders of an option will not be accepted. If you have more than one option grant, tendering any option does not require that you tender any or all of your other options. This offer is not conditioned upon a minimum number of options being tendered. Participation in the offer is voluntary. This offer is subject to conditions that we describe in Section 6 below. If you tender an option for exchange as described in the offer and we accept your tendered option, we will grant you a new option under the applicable plan (except that those options originally granted under the 1995 Plan will be exchanged for new options granted under the 1998 Plan) and enter into a new option agreement with you.

The exercise price per share of the new options will be the fair market value on the date of grant,

which is generally equal to the last reported sale price per share of our common stock on the OTC Bulletin Board on the date of grant. Each new option will be subject to a new vesting schedule so that these new options will vest at the rate of one-half of the total shares underlying the option on each of the one-year and two-year anniversaries of the date of grant.

Although our board of directors has approved this offer, neither we nor our board of directors makes any recommendation as to whether you should tender or refrain from tendering your options for exchange. You must make your own decision whether to tender your options.

Shares of our common stock are quoted on the OTC Bulletin Board under the symbol “AXSO” On January 31, 2008, the closing price of the common stock on the OTC Bulletin Board was $0.40 per share. We recommend that you evaluate current market quotations for our common stock, among other factors, before deciding whether to tender your options.

You should direct questions about this offer or requests for assistance or for additional copies of the offer to exchange, the letter of transmittal or the notice to withdraw tender to Joseph Dwyer at AXS-One Inc., 301 Route 17 North, Rutherford, New Jersey 07070 (phone: 201-935-3400).

IMPORTANT - If you wish to tender your options for exchange, you must complete and sign the letter of transmittal in accordance with its instructions, and mail, fax or hand deliver it and any other required documents to us at AXS-One Inc., 301 Route 17 North, Rutherford, New Jersey 07070, Attn: Joseph Dwyer (fax: (201) 935-5431). We are not making this offer to, nor will we accept any tender of options from or on behalf of, option holders in any jurisdiction in which the offer or the acceptance of any tender of options would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to make this offer to option holders in any such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your options pursuant to the offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representation in connection with this offer other than the information and representations contained in this document or in the related letter of transmittal or the related notice to withdraw tender. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us. This offer to exchange has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission, nor has any federal or state securities commission passed upon the accuracy or adequacy of the information contained in this offer to exchange.

TABLE OF CONTENTS

SUMMARY TERM SHEET		4
INTRODUCTION		9
THE OFFER		10
1.	Number of Options; Expiration Date	11
2.	Purpose of the Offer	11
3.	Procedures for Tendering Options	12
4.	Withdrawal Rights	13
5.	Acceptance of Options for Exchange and Issuance of New Options	13
6.	Conditions of the Offer	14
7.	Price Range of Common Stock Underlying the Options	16
8.	Source and Amount of Consideration; Terms of New Options	16
9.	Information Concerning AXS-One	21
10.	Interests of Directors and Officers; Transactions and Arrangements Concerning the Options	22
11.	Status of Options Acquired by us in the Offer; Accounting Consequences of the Offer	22
12.	Legal Matters; Regulatory Approvals	22
13.	Material U.S. Federal Income Tax Consequences	23
14.	Extension of Offer; Termination; Amendment	25
15.	Fees and Expenses	25
16.	Additional Information	25
17.	Miscellaneous	26
	SCHEDULE A - Information Concerning the Directors and Executive Officers of AXS-One Inc.	37

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about this offer. We urge you to read carefully the remainder of this offer to exchange and the accompanying letter of transmittal and notice to withdraw tender because the information in this summary is not complete, and additional important information is contained in the remainder of this offer to exchange, the letter of transmittal and the notice to withdraw tender. We have included section references to the remainder of this offer to exchange where you can find a more complete description of the topics in this summary.

What securities are sought in the offer?

We are offering to exchange all outstanding, unexercised stock options held by eligible employees which are outstanding under our 1995 Plan, 1998 Plan and 2005 Plan, or any lesser number of options that option holders properly tender in the offer, for new options under the applicable plan (except that those options originally granted under the 1995 Plan will be exchanged for new options granted under the 1998 Plan). (Section 1)

What are the conditions to the offer?

The offer is not conditioned upon a minimum number of options being tendered. Participation in the offer is voluntary. The offer is subject to a number of conditions, including the conditions described in Section 6 below. (Section 6)

Why is the offer being made?

We believe that stock option grants facilitate employee retention and provide incentive for high performance. Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. We believe these options are unlikely to be exercised in the foreseeable future. By making this offer to exchange outstanding options for new options that will have an exercise price equal to the market value of our common stock on the grant date, we intend to provide our employees with the benefit of owning options that over time may have a greater potential to increase in value and improve performance incentives for employees, thereby increasing stockholder value. (Section 2)

Who is eligible to participate?

To receive a grant of new options pursuant to the offer and under the terms of the 1998 Plan and 2005 Plan, you must be an employee of AXS-One Inc. continuously from the date you tender options through the date we grant the new options. As discussed below, we will not grant the new options until on or about the first business day following the date we cancel the options accepted for exchange. If for any reason you are not an employee of AXS-One Inc. or one of our subsidiaries continuously from the date you tender options through the date we grant the new options, you will not receive any new options or other consideration in exchange for your tendered options that have been accepted for exchange, and the tendered options will be canceled whether or not vested prior to the tender. Those option holders who are members of the board of directors, as well as the Chief Executive Officer of AXS-One Inc. are not eligible to participate in this offer. (Sections 1, 5)

How many shares will underlie the new options I receive in exchange for my tendered options?

Subject to the terms of this offer, we will grant you new options to purchase the number of shares of our common stock that is equal to one-half of the number of shares subject to the options tendered by you and accepted for exchange.

All new options will be granted under the applicable plan (except that those options originally granted under the 1995 Plan will be exchanged for new options granted under the 1998 Plan) and will be subject to the terms and conditions of the applicable plan under which the options were granted and a new option agreement between you and us. All new options will be for whole shares only. Any partial share amount will be rounded down to the nearest whole share. (Sections 1, 5)

When will I receive my new options?

We will grant the new options on or about the first business day after the date we cancel the options accepted for exchange. If we cancel tendered options on March 4, 2008, which is the day after the scheduled expiration date of the offer, the grant date of the new options will be on or about March 5, 2008. (Sections 3, 5)

Will I be required to give up all my rights to the canceled options?

Yes. Options tendered by you as of the expiration date of the offer will be canceled as soon as practicable after the expiration date. You will no longer have any rights under the canceled options. (Sections 5, 11)

What will the exercise price of the new options be?

The exercise price per share of the new options will be the fair market value on the date of grant. Accordingly, we cannot predict the exercise price of the new options. On January 31, 2008, the closing price of our common stock on the OTC Bulletin Board was $0.40 per share. We recommend that you evaluate current market quotations for our common stock, among other factors, before deciding whether to tender your options.

Our 1998 Plan and 2005 Plan each provide that the fair market value of the common stock on the date of grant shall be the last sale price of the common stock on the applicable day as reported on the principal national securities exchange on which it is then traded or the Nasdaq Stock Market, Inc., or if not traded on any such national securities exchange or the Nasdaq Stock Market, Inc., as quoted on an automated quotation system sponsored by the National Association of Securities Dealers, which in this case is the OTC Bulletin Board. In the absence of an established market for our common stock, the board of directors will determine the fair market value of the common stock in good faith in accordance with applicable law and regulations. (Sections 7, 8)

When will the new options vest?

Each new option that is received in exchange for tendered options will be subject to a new vesting schedule such that the options will vest at the rate of one-half of the total shares underlying the option on each of the one-year and two-year anniversaries of the date of grant. For example, if you originally received a grant of an option to purchase shares that is now fifty percent vested and you choose to tender that option, your new option will be subject in its entirety to the new vesting schedule provided above. (Introduction)

What if there is a stock split, or a liquidation, or a merger or acquisition?

If there is a change in our capitalization such as a stock split, reverse stock split, stock dividend or other similar event, which results in an increase or decrease in the number of issued and outstanding shares without receipt of consideration by us, an appropriate adjustment will be made to the price of each option and the number of shares subject to each option.

In the event of a change of control of AXS-One occurring before we issue the replacement options, to the extent the acquiring company agrees to assume other outstanding options of AXS-One we will require the acquiring company to also assume the obligation to issue replacement options pursuant to this offer. This offer is designed such that employees with the right to receive replacement options will receive similar treatment as employees holding other outstanding options. If such a transaction were to occur and the acquiring company agreed to assume our outstanding options, you would receive a replacement option in the surviving entity provided that you remain continuously employed with AXS-One and the acquiring company through the replacement option grant date. The amount of shares you receive would be determined by taking the number of shares of our common stock that you would have received in the absence of the change of control transaction, adjusted in the same manner as options assumed in connection with the change of control transaction. As a result, the new option you receive may not cover the same number of shares as your cancelled option. We cannot guarantee that the acquiring company in any change of control transaction, and especially in a purchase of assets, would agree to assume existing options and therefore the obligation to issue replacement options. Therefore, it is possible that you may not receive any replacement options, securities of the surviving company or other consideration in exchange for your cancelled options if we are acquired before the replacement options are granted. We reserve the right to take any action, including entering into an asset purchase or similar transaction, that our board of directors believes is in the best interest of our company and our stockholders.

You should be aware that a proposed or consummated merger, acquisition or similar transaction could have substantial effects on our share price, including potentially substantial appreciation in the price of our shares. Depending on the structure of this type of transaction, tendering option holders might be deprived of any further price appreciation in the shares associated with the new options. For example, if our shares were acquired in a cash merger, the fair market value of our shares, and hence the price at which we grant the new options, could be a price at or near the cash price being paid for the shares in the transaction, yielding limited or no financial benefit to a recipient of the new options for that transaction. In addition, in the event of an acquisition of our company for stock, tendering option holders might receive options to purchase shares of a different issuer. (Section 8)

Will my new options be exercisable for a security that is traded on the OTC Bulletin Board?

Your new outstanding options under the 1998 Plan and 2005 Plan will be exercisable for shares of our common stock, which currently is traded on the OTC Bulletin Board. OTC Bulletin Board is a regulated quotation service that electronically displays and transmits real-time quote, price, and volume information for over 3,300 domestic securities, foreign securities and ADRs. OTCBB securities are traded by over 230 market makers that enter quotes and trade reports through the sophisticated OTCBB computer network. Investors work through a broker/dealer to trade OTCBB securities. (Section 8)

If I choose to tender an option, do I have to tender all of my option shares?

Note that each option granted, regardless of the number of shares subject to that option, is referred to as a single option. You may have been granted an option on more than one occasion, in which case you would have several option grants, or options. If you choose to tender an option, you must tender the option with respect to all of the shares, whether or not vested, that are subject to that option. Partial tenders of an option will not be accepted. If you have more than one option grant, tendering any option does not require that you tender any or all of your other options. (Section 5)

If I tender an option that has been partially or fully exercised, will I receive a new option replacing shares issued upon the exercise?

We are offering to exchange outstanding, unexercised stock options. Options that are tendered that have been partially exercised will be accepted only with respect to the remaining outstanding option shares that have not been issued upon the exercise. Options that have been fully exercised are not outstanding and will not be accepted. (Section 5)

Will I have to pay taxes if I exchange my options in the offer?

If you exchange your current options for new options, under current law the exchange would be treated as a non-taxable exchange and you would not be required to recognize income for U.S. federal income tax purposes at the time of the exchange. Further, at the time of grant of the new options, under current law the grant of options is not recognized as taxable income and you would not be required to recognize income for U.S. federal income tax purposes. (Section 13)

What happens to options that I choose not to tender or that are not accepted for exchange?

Options that you choose not to tender for exchange or that we do not accept for exchange will remain outstanding in accordance with their terms. (Section 13)

When will my new options expire?

Your new options will expire not more than ten years from the date of grant, or earlier if your employment with us terminates before then. (Section 8)

When does the offer expire? Can the offer be extended, and if so, how will I be notified if it is extended?

The offer expires on March 3, 2008, at 5:00 p.m., New York time, unless it is extended by us. We may, in our discretion, extend the offer at any time, but we cannot assure you that the offer will be extended or, if extended, for how long. If the offer is extended, we will make a public announcement of the extension no later than 9:00 a.m. on the next business day following the previously scheduled expiration of the offer period. (Sections 1, 15)

How do I tender my options?

If you decide to tender your options, you must deliver by mail, fax or hand delivery, before 5:00 p.m., New York time, on March 3, 2008, a properly completed and duly executed letter of transmittal and any other documents required by the letter of transmittal to AXS-One Inc., 301 Route 17 North, Rutherford, New Jersey 07070, Attn: Joseph Dwyer (fax: (201) 935-5431). If we extend the offer beyond that time, you must deliver these documents before the extended expiration of the offer. We reserve the right to reject any or all tenders of options that we determine are not timely or in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely tendered options that are not validly withdrawn. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept all such properly tendered options promptly after the expiration of the offer. (Section 3)

During what period of time may I withdraw previously tendered options?

You may withdraw your tendered options at any time before 5:00 p.m., New York time, on March 3, 2008. If we extend the offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. In addition, you may also withdraw tendered options that are not accepted before 5:00 p.m., New York time, on March 4, 2008. To withdraw tendered options, you must deliver by mail, fax or hand delivery prior to the expiration time and date, a properly completed and duly executed notice to withdraw tender, to AXS-One Inc., 301 Route 17 North, Rutherford, New Jersey 07070, Attn: Joseph Dwyer (fax: (201) 935-5431). (Sections 3, 4)

After I withdraw tendered options, can I change my mind and decide to tender my options?

After withdrawal of tendered options, you may change your mind and decide to tender your options at any time before the offer expires at 5:00 p.m., New York time, on March 3, 2008. If we extend the offer beyond that time, you may decide to tender options at any time until the extended expiration of the offer. Once you have withdrawn tendered options, you may re-tender those options only by again submitting a letter of transmittal, in accordance with the delivery procedures for an initial tender of options, that is clearly dated after the related notice to withdraw tender. (Sections 3, 4)

What does management and the board of directors think of the offer?

Although our board of directors has approved this offer, neither we nor our board of directors makes any recommendation as to whether or not you should tender your options. You must make your own decision on whether or not to tender options. You should consult with your own tax, legal and financial advisors regarding the consequences of your decision on whether or not to participate in the offer to exchange. (Section 2, 17)

Who can I talk to if I have questions about the offer?

For additional information or assistance, you should contact Joseph Dwyer at AXS-One Inc., 301 Route 17 North, Rutherford, New Jersey 07070 (phone: (201) 935-3400, fax: (201) 935-5431).

INTRODUCTION

AXS-One Inc. is offering to exchange for new options all outstanding options to purchase shares of our common stock granted under the AXS-One Inc. 1995 Stock Option Plan (the “1995 Plan”), AXS-One Inc. 1998 Stock Option Plan (the “1998 Plan”) and AXS-One Inc. 2005 Stock Incentive Plan (the “2005 Plan”) that are held by option holders who are eligible employees. Only persons who are our employees continuously from the date of the tender of their option and through the date of the grant of the new options are eligible employees. Those option holders who are members of the board of directors of AXS-One Inc., as well as the Chief Executive Officer of AXS-One Inc. are not eligible to participate in this tender offer. Options that are properly tendered and accepted will be canceled and exchanged for new options under the applicable plan (except that those options originally granted under the 1995 Plan will be exchanged for new options granted under the 1998 Plan). We are making this offer upon the terms and subject to the conditions set forth in this offer to exchange, the related letter of transmittal and the related notice to withdraw tender (which together, as they may be amended, constitute the “offer”).

The number of shares of common stock subject to new options to be granted to each option holder will be equal to one-half of the number of shares subject to the options tendered by you and accepted for exchange. We will grant the new options on or about the first business day following the date we cancel the options accepted for exchange. All tendered options that are accepted by us through the offer will be canceled as soon as practicable after the date the offer ends. The offer is currently expected to expire on March 3, 2008 and we expect to cancel options on March 4, 2008, or as soon as possible thereafter. According to this schedule, we expect to grant new options on or about March 5, 2008.

You may only tender full option grants. If you choose to tender an option, you must tender the option with respect to all of the shares, whether or not vested, that are subject to that option. Partial tenders of an option will not be accepted. If you have more than one option grant, tendering any option does not require that you tender any or all of your other options. This offer is not conditioned upon a minimum number of options being tendered. Participation in the offer is voluntary. This offer is subject to conditions that we describe in Section 6 below. If you tender an option for exchange as described in the offer and we accept your tendered option, we will grant you a new option under the applicable plan (except that those options originally granted under the 1995 Plan will be exchanged for new options granted under the 1998 Plan) and enter into a new option agreement with you.

The exercise price per share of the new options will be the fair market value on the date of grant, which is generally equal to the last reported sale price per share of our common stock on the OTC Bulletin Board on the date of grant. Each new option will be subject to a new vesting schedule so that the new options will vest at the rate of one-half of the total shares underlying the option on each of the one-year and two-year anniversaries of the date of grant. For example, if you originally received a grant of an option to purchase shares that is now fifty percent vested and you choose to tender that option, your new option will be subject in its entirety to the new two-year vesting schedule provided above.

As of January 31, 2008, options to purchase 1,363,980 shares of our common stock were issued and outstanding under the 1995 Plan, options to purchase 2,159,963 shares of our common stock were issued and outstanding under the 1998 Plan and options to purchase 157,125 shares of our common stock were issued and outstanding under the 2005 Plan. Of these options, options to purchase 2,354,667 shares of our common stock were held by option holders who were our employees as of that date and were eligible to participate in this offer. The shares of common stock issuable upon exercise of options we are offering to exchange constitute approximately 64% of the total shares of common stock issuable upon exercise of all options issued and outstanding under the 1995 Plan, the 1998 Plan and the 2005 Plan as of January 31, 2008.

THE OFFER

1.	Number of Options; Expiration Date.

Upon the terms and subject to the conditions of the offer, we will exchange for new options all outstanding options to purchase shares of our common stock granted under the 1995 Plan, the 1998 Plan and the 2005 Plan that are held by option holders who are eligible employees. Only persons who are our employees continuously from the date of the tender of their option and through the date of the grant of the new options are eligible employees for the offer. Those option holders who are members of the board of directors of AXS-One Inc., as well as the Chief Executive Officer of AXS-One Inc. are not eligible to participate in this offer. Options that are properly tendered and accepted will be canceled and exchanged for new options under the applicable plan (except that those options originally granted under the 1995 Plan will be exchanged for new options granted under the 1998 Plan), unless they are validly withdrawn in accordance with Section 4 below.

If your options are properly tendered and accepted for exchange and not withdrawn, and assuming that you remain our employee through the grant date, you will be entitled to receive new options to purchase the number of shares of our common stock that is equal to one-half of the number of shares subject to the options tendered by you and accepted for exchange, in each case subject to adjustments for any stock splits, reverse stock splits, stock dividends and similar events. All new options will be subject to the terms of the plan under which they are being granted and a new option agreement between us and you. All new options will be for whole shares only. Any partial share amount will be rounded down to the nearest whole share.

If for any reason you are not an employee of AXS-One or one of our subsidiaries continuously from the date you tender options through the date we grant the new options, you will not receive any new options or other consideration in exchange for your tendered options that have been accepted for exchange, and the tendered options will be canceled whether or not vested prior to the tender. This means that if you resign, with or without good reason, or we terminate your employment, with or without cause, or your employment terminates from death or disability, prior to the date we grant the new options, you will not receive anything for the options that you tendered and we accepted.

The term “expiration date” means 5:00 p.m., New York time, on March 3, 2008, unless and until we, in our discretion, extend the period of time during which the offer will remain open, in which event the term “expiration date” refers to the latest time and date at which the offer, as so extended, expires. See Section 14 for a description of our rights to extend, delay, terminate and amend the offer.

If we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of such action:

- we increase or decrease the amount of consideration offered for the options;

- we decrease the number of options eligible to be tendered in the offer; or

- we increase the number of options eligible to be tendered in the offer by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to the offer immediately prior to the increase.

If the offer is scheduled to expire at any time earlier than the tenth business day following the date we publish notice or otherwise inform you in writing of the foregoing actions in accordance with Section 14 below, then we will extend the offer so that the expiration date is no earlier than the tenth business day following the date we so publish notice or otherwise inform you in writing. For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York time.

2.	Purpose of the Offer.

We issued the options outstanding under the three plans to provide our employees with additional incentive to perform at high levels and to continue their employment with us. The growth and success of our business is dependent in part upon the retention and motivation of our employees. Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. We believe these options are unlikely to be exercised in the foreseeable future. By making this offer to exchange outstanding options for new options that will have an exercise price equal to the market value of our common stock on the grant date, we intend to provide our employees with the benefit of owning options that over time may have a greater potential to increase in value and improve performance incentives for employees, thereby increasing stockholder value.

Subject to the foregoing, and except as otherwise disclosed in this offer to exchange, our public announcements or our filings with the Securities and Exchange Commission, we presently have no plans or proposals that relate to or would result in:

(a) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

(b) any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

(c) any material change in our present dividend rate or policy, or our indebtedness or capitalization;

(d) any change in our present board of directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer’s material terms of employment;

(e) any other material change in our corporate structure or business;

(f) our common stock not being authorized for quotation on a nationally recognized quotation system;

(g) our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

(h) the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act;

(i) the acquisition or disposition by any person of a material proportion of any of our securities; or

(j) any material change in our certificate of incorporation or bylaws, or any actions that may materially impede the acquisition of control of us by any person.

Neither we nor our board of directors makes any recommendation as to whether you should tender your options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this offer to exchange and to consult your own investment and tax advisors. You must make your own decision on whether to tender your options for exchange.

3.	Procedures for Tendering Options.

Proper Tender of Options.

To validly tender your options pursuant to the offer, you must, in accordance with the terms of the letter of transmittal, deliver by mail, fax or hand delivery, a properly completed and duly executed letter of transmittal and any other documents required by the letter of transmittal to AXS-One Inc., 301 Route 17 North, Rutherford, New Jersey 07070, Attn: Joseph Dwyer (fax: (201) 935-5431). Joseph Dwyer or a substitute designated by us in writing must receive all of the required documents before the expiration date. Unless extended by us, the expiration date is 5:00 p.m., New York time, on March 3, 2008.

Delivery is not timely completed if the required documents are not received by us prior to the expiration date. The method of delivery of all documents, including letters of transmittal, any other required documents and notices to withdraw tender, is at the election and risk of the tendering option holder. In all cases, you should allow sufficient time to ensure timely delivery.

Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects.

We will determine, in our discretion, all questions as to form of documents and the validity, form, eligibility, timeliness (including time of receipt) and acceptance of any tender of options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to the foregoing, we will accept properly and timely tendered options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender with respect to any particular option or any particular option holder. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any such notice.

Our Acceptance Constitutes an Agreement.

Your tender of options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the offer. Our acceptance for exchange of your options tendered by you pursuant to the offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of the offer.

Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly tendered options that have not been validly withdrawn.

4.	Withdrawal Rights.

You may withdraw your tendered options only in accordance with the provisions of this Section 4.

You may withdraw your tendered options at any time before 5:00 p.m., New York time, on March 3, 2008. If the offer is extended by us beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. In addition, if we have not accepted your tendered options for exchange before 5:00 p.m., New York time, on March 4, 2008, you may withdraw your tendered options at any time after that date and time.

To validly withdraw tendered options, an option holder must deliver a properly completed and duly executed notice to withdraw tender and any other documents required by the notice to withdraw tender to AXS-One Inc., 301 Route 17 North, Rutherford, New Jersey 07070, Attn: Joseph Dwyer (fax: (201) 935-5431). Except as described in the following sentence, the notice to withdraw tender must be executed by the option holder who tendered the options to be withdrawn exactly as such option holder’s name appears on the option agreement or agreements evidencing such options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be indicated on the notice to withdraw tender.

Any options you withdraw will thereafter be deemed not properly tendered for purposes of the offer, unless you properly re-tender those options by submitting a new letter of transmittal, prior to the expiration date and in accordance with the delivery procedures set forth in Section 3 for an initial tender of options, that is clearly dated after the related notice to withdraw tender.

We will determine, in our discretion, all questions as to form of documents and the validity, form and timeliness (including time of receipt) of any notice to withdraw tender. Our determination of these matters will be final and binding on all parties. Subject to the foregoing, we will accept properly and timely delivered notices to withdraw tender. No tender of options will be deemed to have been properly withdrawn until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in withdrawals of tender, nor will anyone incur any liability for failure to give any such notice.

5.	Acceptance of Options for Exchange and Issuance of New Options.

Upon the terms and subject to the conditions of this offer and as promptly as practicable following the expiration date, we will accept for exchange and cancel options properly tendered and not validly withdrawn before the expiration date. You will no longer have any rights with respect to any canceled option. If your options are properly tendered and accepted for exchange, they will be canceled as of the date of our acceptance, which we anticipate to be the day after the scheduled expiration date of the offer. As the offer is scheduled to expire on March 3, 2008, we expect to cancel properly tendered and accepted options on March 4, 2008. Subject to the terms and conditions of this offer, you will be granted new options on or about the first business day following the date of cancellation. If we cancel tendered options on March 4, 2008, which is the day after the scheduled expiration date of the offer, the grant date of the new options will be on or about March 5, 2008. If we extend the expiration date of the offer, the acceptance and cancellation date of tendered options and the grant date of new options will be similarly delayed.

We will not accept partial tenders of an option. Note that each option granted, regardless of the number of shares subject to that option, constitutes a single option. You may have been granted an option on more than one occasion, in which case you would have several option grants, or options. If you choose to tender an option, you must tender the option with respect to all of the shares, whether or not vested, that are subject to that option. Therefore, for each option you hold, you may tender the option with respect to all or none of the shares subject to that option, but not for a portion of those shares. Options that are tendered that have been partially exercised will be accepted only with respect to the remaining outstanding option shares that have not been issued upon the exercise. Options that have been fully exercised are not outstanding and will not be accepted. If you have more than one option grant, tendering any option does not require that you tender any or all of your other options.

If for any reason you are not an employee of AXS-One or one of our subsidiaries continuously from the date you tender options through the date we grant the new options, you will not receive any new options or other consideration in exchange for your tendered options that have been accepted for exchange, and the tendered options will be canceled whether or not vested prior to the tender. This means that if you resign, with or without good reason, or we terminate your employment, with or without cause, or your employment terminates from death or disability, prior to the date we grant the new options, the options that you tendered and we accepted will be canceled and you will not receive anything in return.

Although we may orally or in writing confirm receipt of the letter of transmittal through which you tender your options, for purposes of the offer, we will not be deemed to have accepted for exchange any options until we provide oral or written notice of our acceptance. For purposes of the offer, we will be deemed to have accepted options for exchange that are properly tendered and not validly withdrawn as of the time we give oral or written notice to the option holders of our acceptance, which notice may be by press release. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept, on the day after the expiration date of the offer, all properly tendered options that are not validly withdrawn. Upon acceptance of tendered options for exchange, we will cancel the tendered options and promptly send each tendering option holder a letter indicating the number of shares subject to the options that we have accepted for exchange, the corresponding number of shares that will be subject to the new options and the expected grant date of the new options.

6.	Conditions of the Offer.

Notwithstanding any other provision of the offer, we will not be required to accept any options tendered for exchange, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any options tendered for exchange (in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act), if, at any time on or after February 1, 2008 and prior to the expiration date, any of the following events has occurred or has been determined by us to have occurred, and the occurrence of such event or events makes it inadvisable, in our reasonable judgment and regardless of the circumstances giving rise to the event (including any action or omission to act by us), for us to proceed with the offer or with the acceptance and cancellation of options tendered for exchange:

(a) there shall have been threatened or instituted or be pending any action or proceeding by or before any government or governmental, regulatory or administrative agency, authority or tribunal that directly or indirectly challenges the making of the offer, the acquisition of some or all of the tendered options pursuant to the offer, the issuance of new options, or otherwise relates in any manner to the offer or that, in our reasonable judgment, could materially affect the business, condition, income, operations, plans or prospects of AXS-One or our subsidiaries in any way that could materially impair the contemplated benefits of the offer to us;

(b) there shall have been any action threatened, taken or pending, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or us or any of our subsidiaries, by or before any court or any authority, agency or tribunal that, in our reasonable judgment, could directly or indirectly:

(1) make the acceptance for exchange of, or issuance of new options for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of the offer or otherwise relates in any manner to the offer;

(2) delay or restrict our ability, or render us unable, to accept for exchange, or issue new options for, some or all of the tendered options;

(3) materially impair the contemplated benefits of the offer to us; or

(4) materially and adversely affect the business, condition, income, operations, plans or prospects of AXS-One or our subsidiaries;

(c) there shall have occurred:

(1) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

(2) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

(3) the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

(4) any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States;

(5) any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material effect on the business, condition, operations or prospects of AXS-One or our subsidiaries that, in our reasonable judgment, makes it inadvisable to proceed with the offer; or

(6) in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof.

(d) a tender or exchange offer with respect to some or all of our capital stock, or a merger or acquisition proposal for our company, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed;

(e) any change or changes shall have occurred in the business, condition, assets, income, operations, plans or prospects or stock ownership of AXS-One or our subsidiaries that, in our reasonable judgment, makes it inadvisable to proceed with the offer.

The conditions to the offer are for our benefit. We may assert them prior to the expiration date in our discretion regardless of the circumstances giving rise to them. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 6 will be final and binding upon all persons.

7.	Price Range of Common Stock Underlying the Options.

Since November 6, 2007, our common stock has been quoted on the OTC Bulletin Board under the symbol “AXSO.” Previously, our common stock was traded on the American Stock Exchange (“AMEX”). The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as reported by AMEX and the OTC Bulletin Board.

	HIGH	LOW
January 1, 2008 through January 31, 2008	$0.45	$0.36
Quarter ended December 31, 2007	$0.77	$0.25
Quarter ended September 30, 2007	$0.84	$0.38
Quarter ended June 30, 2007	$0.85	$0.51
Quarter ended March 31, 2007	$0.90	$0.58
Quarter ended December 31, 2006	$1.30	$0.55
Quarter ended September 30, 2006	$1.75	$0.85
Quarter ended June 30, 2006	$2.23	$1.53
Quarter ended March 31, 2006	$2.60	$1.67

As of January 31, 2008, the closing price of our common stock was $0.40 per share, as reported by the OTC Bulletin Board.

We recommend that you evaluate current market quotations for our common stock, among other factors, before deciding whether to tender your options.

8.	Source and Amount of Consideration; Terms of New Options.

Consideration.

Subject to the terms of the offer, we will issue new options to purchase common stock under the 1998 Plan and the 2005 Plan in exchange for the outstanding eligible options properly tendered and accepted for exchange by us. The tendered options will be canceled upon acceptance. The number of shares of common stock subject to new options to be granted to each option holder will be equal to one-half of the number of shares subject to the options tendered by you and accepted for exchange, as adjusted for any stock splits, reverse stock splits, stock dividends and similar events. If we receive and accept tenders of all outstanding eligible options, then subject to the terms of the offer we would grant new options to purchase a total of 1,177,334 shares of our common stock. The common stock issuable upon exercise of these new options would equal approximately 3.0 % of the total shares of our common stock outstanding as of January 31, 2008.

Terms of New Options.

The new options will be issued under the 1998 Plan and the 2005 Plan (collectively, the “Issuing Plans”), and we will enter into a new option agreement with each eligible option holder for each tendered option that we have accepted. The terms and conditions of a new option may vary from the terms and conditions of the related tendered option, but generally the new options are intended to be substantially similar to the tendered options, except with respect to the number of shares, vesting schedule and the exercise price.

The following description summarizes the material terms of the Issuing Plans and the options granted under both plans.

General.

The maximum number of shares of common stock available for issuance pursuant to the exercise of options granted under the 1998 Plan is 5,000,000. The maximum number of shares of common stock available for issuance pursuant to the exercise of options granted under the 2005 Plan is 1,500,000. Both Issuing Plans permit the granting of options intended to qualify as incentive options under the Internal Revenue Code and the granting of options that do not qualify as incentive options, which are referred to as non-statutory options.

Administration.

The Issuing Plans are administered and interpreted by a committee of the board of directors (currently the Compensation Committee) consisting of two or more non-employee directors, each of whom is intended to be, to the extent required by Rule 16b-3 under the Securities Exchange Act of 1934 (“Rule 16b-3”), Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and Amex Rule 121A, a non-employee director as defined in Rule 16b-3, an outside director as defined under Section 162(m) of the Code and an “independent director” as defined under Amex Rule 121A (the “Committee”). If no Committee exists which has the authority to administer either Issuing Plan, the functions of the Committee will be exercised by the board of directors. Except with regard to non-employee directors, the Committee has the full authority and discretion, subject to the terms of the Issuing Plans, to grant awards under the plans and to determine the persons to whom awards will be granted. The Committee has authority to delegate its duties under the Issuing Plans, including, without limitation, the discretion to delegate authority to officers to grant awards under the Issuing Plans.

Term.

Stock options granted under the Issuing Plans generally expire ten years from the date of grant unless a shorter period is provided in the option agreement. Incentive stock options granted to an employee who, at the time of the grant, owns stock representing more than 10% of the voting rights of all classes of our stock may not have a term of more than five years.

Termination.

In the event of the termination of your employment relationship with us, your options under either of the Issuing Plans will terminate, generally after a period of time following the termination of employment. If your employment is terminated for any reason other than death, your options under either of the Issuing Plans generally may be exercised, to the extent the option was exercisable on the date of termination, for three months following the date of termination, or such other period of time as is set forth in your stock option agreement or as determined by the administrator. If your employment is terminated as a result of your death, your options under either Issuing Plan generally may be exercised (by your estate or other lawful successor to your rights under the option), to the extent the option was exercisable on the date of death, within one year following the date of death, or such other period of time as is set forth in your stock option agreement or as determined by the administrator. Notwithstanding any of the foregoing, in no event may an option be exercised after the expiration of its term.

Exercise Price.

Generally, the exercise price of options granted under the Issuing Plans is determined by the administrator. In the case of incentive stock options, the exercise price per share must be at least equal to the fair market value on the date of grant, which is the last sale price of the common stock on the applicable day as reported on the principal national securities exchange on which it is then traded or the Nasdaq Stock Market, Inc., or if not traded on any such national securities exchange or the Nasdaq Stock Market, Inc., as quoted on an automated quotation system sponsored by the National Association of Securities Dealers, which in this case is the OTC Bulletin Board. The exercise price per share of incentive stock options granted to stockholders owning more than 10% of the total combined voting power of all classes of our stock must be at least 110% of the fair market value on the date of the grant. Non-statutory stock options may have any exercise price determined by the administrator, however, a non-statutory stock option granted to a “covered employee” under Section 162(m) of the Internal Revenue Code will generally have an exercise price per share equal to at least 100% of the fair market value on the date of grant, if the option is intended to qualify as performance-based compensation under that code section.

The exercise price per share of the new options will be the fair market value on the date of grant. Both Issuing Plans provide that the fair market value of the common stock on the date of grant shall be the last sale price of the common stock on the day on which there was a sale of common stock as reported on the OTC Bulletin Board. In the absence of an established market for our common stock, the board of directors will determine the fair market value of the common stock in good faith.

Options under the Issuing Plans are exercisable for shares of our common stock, which currently is traded on the OTC Bulletin Board. The OTC Bulletin Board is a regulated quotation service that electronically displays and transmits real-time quote, price, and volume information for over 3,300 domestic securities, foreign securities and ADRs. OTCBB securities are traded by over 230 market makers that enter quotes and trade reports through the sophisticated OTCBB computer network. Investors work through a broker/dealer to trade OTCBB securities.

Vesting and Exercise.

The terms of vesting are determined by the administrator. Vesting is contingent upon the option holder’s continuous employment with us.

Each new option that is received in exchange for tendered will be subject to a new vesting schedule such that the options will vest at the rate of one-half of the total shares underlying the option on each of the one-year and two-year anniversaries of the date of grant.

Payment of Exercise Price.

Under the Issuing Plans, an option holder may exercise options by delivering written notice to us specifying the number of full shares of common stock to be purchased, and by tendering payment of the purchase price to us. The method of payment of the exercise price is determined by the administrator, and generally may consist of cash, check, or in shares of common stock having a fair market value equal to the exercise price, or a combination of the foregoing.

Adjustments Upon Certain Corporate Events.

If there is a change in our capitalization such as a stock split, reverse stock split, stock dividend or other similar event, which results in an increase or decrease in the number of issued and outstanding shares without receipt of consideration by us, an appropriate adjustment will be made to the price of each option and the number of shares subject to each option.

In the event of a change of control of AXS-One occurring before we issue the replacement options, to the extent the acquiring company agrees to assume other outstanding options of AXS-One we will require the acquiring company to also assume the obligation to issue replacement options pursuant to this offer. This offer is designed such that employees with the right to receive replacement options will receive similar treatment as employees holding other outstanding options. If such a transaction were to occur and the acquiring company agreed to assume our outstanding options, you would receive a replacement option in the surviving entity provided that you remain continuously employed with AXS-One and the acquiring company through the replacement option grant date. The amount of shares you receive would be determined by taking the number of shares of our common stock that you would have received in the absence of the change of control transaction, adjusted in the same manner as options assumed in connection with the change of control transaction. As a result, the new option you receive may not cover the same number of shares as your cancelled option. We cannot guarantee that the acquiring company in any change of control transaction, and especially in a purchase of assets, would agree to assume existing options and therefore the obligation to issue replacement options. Therefore, it is possible that you may not receive any replacement options, securities of the surviving company or other consideration in exchange for your cancelled options if we are acquired before the replacement options are granted. We reserve the right to take any action, including entering into an asset purchase or similar transaction, that our board of directors believes is in the best interest of our company and our stockholders.

You should be aware that a proposed or consummated merger, acquisition or similar transaction could have substantial effects on our share price, including potentially substantial appreciation in the price of our shares. Depending on the structure of this type of transaction, tendering option holders might be deprived of any further price appreciation in the shares associated with the new options. For example, if our shares were acquired in a cash merger, the fair market value of our shares, and hence the price at which we grant the new options, could be a price at or near the cash price being paid for the shares in the transaction, yielding limited or no financial benefit to a recipient of the new options for that transaction. In addition, in the event of an acquisition of our company for stock, tendering option holders might receive options to purchase shares of a different issuer.

Transferability of Options.

Under the Issuing Plans, stock options are not transferable, other than by will or the laws of descent and distribution, and are exercisable only by the option holder during his or her lifetime or, in the event of death, by a person who acquires the right to exercise the option by bequest or inheritance or by reason of the death of the option holder.

Registration of Option Shares.

Since the adoption of the 1998 Plan, we have registered a total of 5,000,000 shares of our common stock issuable upon exercise of options under the 1998 Plan under the Securities Act on registration statements on Forms S-8 filed with the Securities and Exchange Commission on August 10, 1998, October 24, 2001, and on September 28, 2004. We have registered a total of 1,500,000 shares of our common stock issuable upon exercise of options under the 2005 Plan under the Securities Act on registration statement on Form S-8 filed with the Securities and Exchange Commission on July 13, 2005. These numbers include all of the shares of our common stock issuable upon exercise of the new options to be granted under the offer. Unless you are one of our affiliates, you will be able to sell your option shares free of any transfer restrictions under applicable securities laws.

U.S. Federal Income Tax Information.

The following discussion of the principal U.S. federal income tax consequences with respect to options under the Issuing Plans is based on statutory authority and judicial and administrative interpretations as of the date of this proxy statement, which are subject to change at any time (possibly with retroactive effect) and may vary in individual circumstances. Therefore, the following is designed to provide a general understanding of the federal income tax consequences (state, local and other tax consequences are not addressed below). This discussion is limited to the U.S. federal income tax consequences to individuals who are citizens or residents of the U.S., other than those individuals who are taxed on a residence basis in a foreign country. The discussion of U.S. tax consequences included in this memorandum is not intended or written to be used, and cannot be used, for the purpose of avoiding U.S. federal tax penalties.

Under current federal income tax law, when an employee is granted a stock option that qualifies as an Incentive Stock Option (“ISO”), the granting of such option to the employee, or the exercise of the option, is not a taxable event. The employer that granted the option is not entitled to claim a trade or business expense deduction with respect to the ISO.

When the employee exercises the ISO, and holds the stock for a specified period (generally two years from the date that the ISO was granted and one year from the date that the option was exercised), the employer does not take any tax deduction with respect to the exercise of the option, nor does the employee recognize any income. The favorable regular tax treatment that applies to an ISO will not apply for alternative minimum tax (AMT) purposes. Upon exercise of the ISO, the spread between the fair market value of the common stock at exercise over the amount paid for the common stock will be a preference item for AMT purposes.

Failure of the optionee to satisfy the holding period discussed above (a “disqualifying disposition”) will result in the loss of the favorable ISO treatment. In general, in the event of a disqualifying disposition any gain equal to the difference between the exercise price and the lesser of (i) the fair market value of the common stock at exercise or (ii) the amount realized on disposition over the exercise price, will constitute ordinary income. Any remaining gain is treated as long-term or short-term capital gain and taxed at the applicable rate, depending on the optionee’s holding period for the sold stock. The company generally will be entitled to a deduction at that time equal to the amount of ordinary income realized by the optionee, subject to the requirements of Section 162(m) of the Code.

The treatment of nonqualified options, with no ascertainable fair market value, is similar to that of a disqualified ISO. The taxable event generally occurs when the option is exercised. The optionee recognizes compensation income at that point, and the company receives a corresponding deduction on the spread between the fair market value of the common stock at exercise and the exercise price.

In addition: (i) any entitlement to a tax deduction on the part of the company is subject to the applicable federal tax rules, including, without limitation, Section 162(m) of the Code regarding the $1 million annual limitation on deductible compensation; and (ii) in the event that the exercisability of an award is accelerated because of a change in control of the company, payments relating to the awards, either alone or together with certain other payments may constitute parachute payments under Section 280G of the Code, which excess amounts may be subject to excise taxes and be nondeductible by the company.

In general, Section 162(m) of the Code denies a publicly held corporation a deduction for federal income tax purposes for compensation in excess of $1 million per taxable year per person to its chief executive officer and the four other officers whose compensation is disclosed in its proxy statement, subject to certain exceptions. Options and SARs will generally qualify under one of these exceptions if they are granted under a plan that states the maximum number of shares which may be granted to any employee during a specified period, the exercise price is not less than the fair market value of the common stock at the time of grant, and the plan under which the options and SARs are granted is approved by stockholders and is administered by a compensation committee comprised of outside directors. The Issuing Plans are intended to satisfy these requirements with respect to options and SARs granted to employees.

The Issuing Plans are not subject to any of the requirements of the Employee Retirement Income Security Act of 1974, as amended and are not, nor are they intended to be, qualified under Section 401(a) of the Code.

Our statements in this offer to exchange concerning the 1995 Plan, the 1998 Plan and the 2005 Plan and the new options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of the plans and the forms of option agreement under both Issuing Plans. Please contact us at 301 Route 17 North, Rutherford, New Jersey 07070, Attn: Joseph Dwyer (phone: (201) 935-3400), to receive a copy of the Issuing Plans and the form of option agreement thereunder. We will promptly furnish you copies of these documents at our expense.

9.	Information Concerning AXS-One.

Our company’s name is AXS-One Inc., and our state of incorporation is Delaware. The address and telephone number of our principal executive offices are 301 Route 17 North, Rutherford, New Jersey 07070, 201-935-3400. Our common stock is listed on the OTC Bulletin Board under the symbol “AXSO”.

AXS-One Inc. is a software company providing robust, secure business solutions that allow an organization to reduce the inherent risks associated with retaining and managing corporate records as well as to achieve efficiency in its business processes and to extend those efficiencies to its customers, suppliers, and business partners. AXS-One was formed in 1978 and has a proven track record in developing flexible, high-performance, scalable, secure and effective business solutions for Global 2000 organizations. AXS-One’s ability to quickly identify emerging market opportunities and to build high-quality, innovative solutions have won many awards over the years. We have devoted significant resources to developing new products which serve the Content Archival, Records Management, Compliance Management, E-Discovery, Litigation Readiness and Information Management Markets.

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed with the Securities and Exchange Commission on March 23, 2007, is incorporated herein by reference and includes selected financial data, our discussion and analysis of financial condition and results of operations, risk factors, and consolidated financial statements. Our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2007, filed with the Securities and Exchange Commission on November 19, 2007, is incorporated herein by reference and includes unaudited financial data and our discussion and analysis of financial condition and results of operations. See Section 16 below for instructions on how you can obtain copies of these and our other reports filed with the Securities and Exchange Commission.

10.	Interests of Directors and Officers; Transactions and Arrangements Concerning the Options.

A list of our directors and executive officers is attached to this offer to exchange as Schedule A. As of January 31, 2008, our executive officers and non-employee directors (10 persons) as a group beneficially owned options outstanding under our 1995 Plan, 1998 Plan and 2005 Plan to purchase a total of 1,683,000 of our shares, which represented approximately 44 % of the shares subject to all options outstanding under the plan as of that date. The offer is open only to option holders who are our employees. Members of our board of directors, including the Chief Executive Officer of AXS-One are not eligible to participate. Our executive officers, other than the Chief Executive Officer, hold 300,000 options as of January 31, 2008, which represented approximately 7.9 % of the shares subject to all options outstanding under the 1995 Plan, 1998 Plan and 2005 Plan as of that date. Our eligible executive officers have informed us that they intend to participate in the offer and tender their eligible options for exchange.

There have been no transactions in our common stock or in options to purchase our common stock that were effected during the 60 days prior to January 31, 2008 by us or, to our knowledge after reasonable inquiry, by any of our executive officers, directors or affiliates other than (i) the exercise by Harold D. Copperman of warrants to purchase 300,000 shares of common stock on December 13, 2007, and (ii) the issuance of 600,000 shares of restricted stock to William P. Lyons on December 11, 2008.

11.	Status of Options Acquired by us in the Offer; Accounting Consequences of the Offer.

Options granted under the 1995 Plan, which we acquire pursuant to the offer will be canceled and no further options will be issued under the 1995 Plan, which has expired. Options granted under the Issuing Plans, which we acquire pursuant to the offer will be canceled and the shares of common stock subject to those options will be returned to the pool of shares available for grants of new options, and issuances upon their exercise, under the Issuing Plans. To the extent these shares remain available after reservation for issuance upon exercise of the new options to be granted in connection with the offer, the shares will be available for future awards to employees and other eligible plans’ participants without further stockholder action, except as required by applicable law or the rules of the OTC Bulletin Board or any other stock exchange or securities quotation system on which our common stock is then quoted or listed.

We have adopted Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, or SFAS 123(R). Under SFAS 123(R), stock compensation expense is calculated based upon the fair value of a stock award on the date of grant, and the cancellation of an award accompanied by the concurrent grant of (or offer to grant) a replacement award is accounted for as a modification of the terms of the cancelled award. The incremental compensation expense associated with an option exchange is measured as the excess of the fair value of the replacement award over the fair value of the cancelled award, both determined at the modification date. We believe that the compensation expense we will incur solely as a result of the transactions contemplated by the offer will not exceed $500,000, and such expense will be amortized over a two-year period.

12.	Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We are unable to predict whether we may determine that we are required to delay the acceptance of options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained without substantial conditions, or obtained at all. The failure to obtain any such approval or other action might result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and to issue new options for tendered options is subject to the conditions of the offer, including the conditions described in Section 6.

13.	Material U.S. Federal Income Tax Consequences.

The discussion in this Section 13 is a general summary of the material U.S. federal income tax consequences of the exchange of options pursuant to the offer. For a summary addressing general U.S. federal income tax implications of option grants and exercises under the 1995 Plan, 1998 Plan and 2005 Plan, and the disposition of stock acquired upon such exercises, see Section 8 above. This Section 13 addresses only current U.S. federal income tax law, which is subject to change (possibly on a retroactive basis), and expressly does not discuss the income tax laws of any state, municipality, non-U.S. taxing jurisdiction or gift, estate or other tax laws other than U.S. federal income tax law. The summary below does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

Option holders who exchange outstanding options for new options should not be required to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange. We advise all option holders considering exchanging their options to meet with their own tax advisors with respect to the federal, state, local and foreign tax consequences of participating or declining to participate in the offer.

Options that you choose not to tender for exchange or that we do not accept for exchange will remain outstanding in accordance with their terms. An offer to change the terms of an option that remains open less than 30 days is not a modification of the existing option. However, if an offer to change the terms of an option remains outstanding for 30 days or more, there is a risk that the Internal Revenue Service will treat the existing option as modified as of the date the offer to change the option is made. If the Internal Revenue Services characterizes the option exchange program as a “modification” of the incentive stock options that could be exchanged (whether or not actually exchanged), the required holding period of those options could be extended, causing a disposition of option shares prior to the lapse of the new holding period to be treated similarly to a disposition of shares acquired pursuant to a non-statutory stock option, which is less favorable to the taxpayer than a disposition of shares acquired pursuant to an incentive stock option. We recommend that if you desire to retain your existing options, you notify the Company of your intent within 30 days of the Offer. If you choose not to exchange your eligible options, we recommend that you consult with your own tax advisor to determine the tax consequences of the disposition of shares received on exercise of your options.

14.	Extension of Offer; Termination; Amendment.

We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 6 has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and thereby delay the acceptance for exchange of any options (which would also delay the cancellation of options and the grant of new options) by giving oral or written notice of such extension to the option holders by making a public announcement thereof.

We also expressly reserve the right, in our reasonable judgment, prior to the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options tendered for exchange upon the occurrence of any of the conditions listed in Section 6, by giving oral or written notice of such termination or postponement to the option holders by making a public announcement thereof. Our reservation of the right to delay our acceptance and cancellation of options tendered for exchange is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act, which requires that we must pay the consideration offered or return the options tendered promptly after termination or withdrawal of a tender offer.

Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 6 has occurred or is deemed by us to have occurred, to amend the offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the offer to option holders or by decreasing or increasing the number of options being sought in the offer.

Amendments to the offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 9:00 a.m., New York time, on the next business day following the previously scheduled or announced expiration date. Any public announcement made pursuant to the offer will be disseminated promptly to option holders in a manner reasonably designated to inform option holders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release to the Dow Jones News Service.

If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information. If we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of such action:

- we increase or decrease the amount of consideration offered for the options;

- we decrease the number of options eligible to be tendered in the offer; or

- we increase the number of options eligible to be tendered in the offer by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to the offer immediately prior to the increase.

If the offer is scheduled to expire at any time earlier than the tenth business day following the date we publish notice or otherwise inform you in writing of the foregoing actions, then we will extend the offer so that the expiration date is no earlier than the tenth business day following the date we so publish notice or otherwise inform you in writing.

15.	Fees and Expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to this offer to exchange.

16.	Additional Information.

This offer to exchange is part of a Tender Offer Statement on Schedule TO with respect to the offer, which we have filed with the Securities and Exchange Commission. This offer to exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials, which we have filed with the Securities and Exchange Commission, before making a decision on whether to tender your options:

1. our annual report on Form 10-K for our fiscal year ended December 31, 2006, filed with the Securities and Exchange Commission on March 23, 2007, including the information incorporated by reference in the Form 10-K from our definitive proxy statement for our 2007 annual meeting of stockholders;

2. our quarterly report on Form 10-Q for our fiscal quarter ended September 30, 2007, filed with the Securities and Exchange Commission on November 19, 2007.

The SEC File Number for these filings is 001-13591. These filings, our other annual, quarterly and current reports, our proxy statements and our other Securities and Exchange Commission filings may be examined, and copies may be obtained, at the Securities and Exchange Commission public reference room located at 100 F Street N.E., Washington, DC 20549. You may obtain information on the operation of the public reference room by calling the Securities and Exchange Commission at 1-800-SEC-0330. Our Securities and Exchange Commission filings are also available to the public on a web site maintained by the Securities and Exchange Commission at http://www.sec.gov.

We will also provide without charge to each person to whom a copy of this offer to exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

AXS-One Inc.

301 Route 17 North

Rutherford, New Jersey 07070

Attn: Joseph Dwyer

or by telephoning us at (201) 935-3400 between the hours of 9:00 a.m. and 4:00 p.m., EST.

As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this offer to exchange, you should rely on the statements made in the most recent document. The information contained in this offer to exchange about AXS-One should be read together with the information contained in the documents to which we have referred you.

17.	Miscellaneous.

This offer to exchange and our Securities and Exchange Commission reports referred to above include “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Except for the historical information contained herein, the matters discussed in this offer to exchange are forward-looking statements involving risks and uncertainties, which could cause actual results to differ materially from those in such forward-looking statements. The documents filed by AXS-One with the Securities and Exchange Commission, including our annual report on Form 10-K filed on March 23, 2007, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. These risks include but are not limited to our ability to improve financial and sales performance; potential vulnerability to technological obsolescence; the risks that our current and future products may contain errors or defects that would be difficult and costly to detect and correct; potential difficulties in managing growth; dependence on key personnel; the possible impact of competitive products and pricing; and other risks described in more detail in AXS-One’s most current Form 10-K and other Securities and Exchange Commission filings. We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will tenders be accepted from or on behalf of, the option holders residing in such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether or not you should tender your options pursuant to the offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this document or in the related letter of transmittal or the related notice to withdraw tender. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us. You should consult with your own tax, legal and financial advisors regarding the consequences of your decision on whether or not to participate in the offer as well as any decision to exercise your options or to dispose of the shares acquired through such exercise.

AXS-One Inc.	February 1, 2008

SCHEDULE A

Information Concerning the Directors and Executive Officers of AXS-One Inc.

The directors and executive officers of AXS-One Inc. and their positions and offices as of February 1, 2008, are set forth in the following table:

NAME	POSITION AND OFFICES HELD
William P. Lyons	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

Joseph Dwyer	Executive Vice President, Chief Financial Officer, Treasurer and Secretary (Principal Financial and Accounting Officer)

Philip L. Rugani	Executive Vice President, Field Operations

Timothy Bacci	Director

Anthony Bloom	Director

Daniel H. Burch	Director

Harold Copperman	Director

Robert Migliorino	Director

Gennaro Vendome	Director

Allan Weingarten	Director

The address of each director and executive officer is: c/o AXS-One Inc., 301 Route 17 North, Rutherford, New Jersey 07070.

OFFER TO EXCHANGE ALL OUTSTANDING OPTIONS

UNDER THE AXS-ONE INC. 1995 STOCK OPTION PLAN, 1998 STOCK OPTION PLAN AND

2005 STOCK INCENTIVE PLAN

TO PURCHASE COMMON STOCK HELD BY CERTAIN EMPLOYEE OPTION HOLDERS

Any questions or requests for assistance or additional copies of any documents referred to in the offer to exchange may be directed to AXS-One Inc., 301 Route 17 North, Rutherford, New Jersey 07070, Attn: Joseph Dwyer (phone: 201-935-3400; fax: (201) 935-5431).

February 1, 2008